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                                                           EXHIBIT 99

INTERNATIONAL [LOGO] PAPER                                 2 MANHATTANVILLE ROAD
                                                           PURCHASE, NY 10577


                              Media Contacts:                 Analyst Contacts:
                              --------------                  ----------------
                              Carl Gagliardi                  Carol Tutundgy
                              (914) 397-1666                  (914) 397-1632

                              Michael Goodwin                 Linda Decker
                              (914) 397-1652                  (914) 397-1623



              INTERNATIONAL PAPER REPORTS THIRD-QUARTER EARNINGS
                          UP 47 PERCENT FROM YEAR AGO


For Immediate Release
- ---------------------
October 11, 1994


     PURCHASE, N.Y. -- International Paper today reported 1994 third-quarter net earnings of $109 mlllion or $.87 per share, a 47 percent increase over 1993 third-quarter net earnings of $73 million or $.59 a share (a 123 percent increase, based on last year's reported earnings of $48 million or $.39 a share after a special charge to revalue deferred taxes). Net earnings for the 1994 third quarter were 24 percent higher than the 1994 second-quarter net earnings of $87 million or $.70 per share.

     Third-quarter 1994 sales were $3.8 billion, 11 percent above last year's third-quarter sales of $3.4 billion.

     "Our business is continuing to improve, and we believe we will see even stronger earnings in the final quarter of the year," said John A. Georges, chairman and chief executive officer. "With expanding economies in the United States, Europe and the Pacific rim, we are experiencing greater demand and higher prices in essentially all of our products.

     "As the worldwide economies improve, we expect demand for paper and packaging products to grow faster than the industry's manufacturing capacity. Our specialty products and forest operations should continue to generate high levels of earnings. While 1994 will be a year of substantial improvement for International Paper, we believe that we will see even more robust growth in 1995."

     Overall, the third quarter's results were the best since the second quarter of 1992. Containerboard sales and earnings were up sharply from year-earlier levels. Consumer packaging earnings also increased, due to the improving outlook in the bleached board and liquid packaging businesses. The forest products business maintained a high level of profitability. The printing

                                       2

papers sector, led by a very strong market for pulp and a sharp recovery in Europe, returned to profitability for the first time in two years.

     Specialty businesses' profits were lower as strong performances by Masonite, decorative products, chemicals and specialty industrial papers were offset by declines in the non-wovens, imaging and petroleum businesses.

    International Paper, headquartered in Purchase, N.Y., is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly-based paper distribution network. International Paper has manufacturing operations in 27 countries and exports its products to more than 130 nations.

                                     # # #


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                              INTERNATIONAL PAPER
                       Summary of Consolidated Earnings
                           Preliminary and Unaudited
               (in millions except for net sales per share data)




                                   Three Months Ended        Nine Months Ended
                                     September 30,             September 30,
                                   ------------------        -----------------
                                    1994        1993          1994       1993
                                   ------      ------        ------     ------

Net Sales (In Billions)            $  3.8      $  3.4        $ 10.8     $ 10.3
                                   ------      ------        ------     ------

Earnings Before Interest
  and Income Taxes                    259         198           667        573

Interest Expense, net                  92          79           225        231
                                   ------      ------        ------     ------

Earnings Before Income Taxes          167         119           412        342

Provision for Income Taxes             58          46           144        128
                                   ------      ------        ------     ------

Net Earnings                       $  109      $   73*       $  268     $  214*
                                   ------      ------        ------     ------

Earnings Per Common Share          $ 0.87      $ 0.59*       $ 2.15     $ 1.73*
                                   ------      ------        ------     ------
                                   ------      ------        ------     ------

Average Shares Outstanding          124.8       123.4         124.6      123.1
                                   ------      ------        ------     ------
                                   ------      ------        ------     ------

* $48 million ($.39) per share) for the quarter and $189 million ($1.53 per share) year to date after a $25 million ($.20 per share) charge to revalue deferred tax balances.


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                              INTERNATIONAL PAPER
                           SALES BY BUSINESS SEGMENT
                           Preliminary and Unaudited
                                 (In Millions)


                                   Three Months Ended        Nine Months Ended
                                     September 30,             September 30,
                                   ------------------        -----------------
                                    1994        1993          1994       1993
                                   ------      ------        ------     ------


Printing Papers                   $ 1,135     $   995       $ 3,125    $ 2,985

Packaging                             875         775         2,455      2,320

Distribution                          890         810         2,510      2,330

Specialty Products                    650         610         1,915      1,845

Forest Products                       430         415         1,300      1,255

Less: Intersegment Sales             (l88)       (160)         (466)      (462)
                                   ------      ------        ------     ------

                                  $ 3,792     $ 3,405       $10,839    $10,273
                                   ------      ------        ------     ------
                                   ------      ------        ------     ------